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Exhibit 99.2

FAMILY GOLF CENTERS SECURES COMMITMENT FOR $15 MILLION IN DEBTOR-IN-POSSESSION FINANCING

Melville, New York, May 8, 2000 - Family Golf Centers, Inc. (NASDAQ:NM FGCI) announced today that it has obtained a commitment for a $15 million debtor-in-possession ("DIP") credit facility from its existing working capital lender, Chase Manhattan Bank, subject to the entry of an interim order by the bankruptcy court. The company said that it believes that the DIP facility would ensure that it has the capital necessary to continue normal, day to day operations including the delivery of post-petition goods and services.

The company said that given the amount of liquidity that will be available under the DIP facility, the company believes that the chapter 11 filing should have little impact on customers and employees. The company has received the court's approval to pay employee salaries, wages and benefits without interruption. Dominic Chang, Chairman and CEO said "Our decision to file for bankruptcy protection has been a difficult one. Operating under chapter 11 protection should afford us the time to restructure our heavy debt load. The $15 million DIP financing gives us the funding we need to restock our pro-shops with merchandise and purchase new range balls and mats in time for our peak golf season. We are hopeful that we will emerge from this reorganization as a healthier albeit smaller company."

Family Golf Centers is an operator of golf centers in North America. The company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play and typically offer full-line pro shops, golf lessons and other amenities such as miniature golf and snack bars. The company also operates sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. Currently, the company owns, operates and has under construction 111 golf facilities and 19 ice rink and family entertainment facilities in 23 states and three Canadian provinces.

CONTACT: Family Golf Centers, Inc., Melville
Krishnan P. Thampi, President and
Chief Operating Officer or
Jack Caliolo, Chief Financial Officer
631/694-1666
IR@familygolf.com